SECOND AMENDMENT TO THE
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Second Amendment to the Amended and Restated Employment Agreement referred to below (this “Amendment”), dated as of July 1, 2017, is entered into by and among Alon USA GP, LLC (the “Company”), Alan P. Moret (“Moret”) and Delek US Holdings, Inc. (“Delek”).

WHEREAS, Moret was originally employed pursuant to an employment agreement dated as of November 26, 2001 by and between Paramount Petroleum Corporation (“Paramount”) and Moret, and subsequently amended and restated as of November 25, 2005 (the “Original Agreement”);

WHEREAS, the Original Agreement was amended and restated in its entirety as of July 8, 2011 (the “2011 Agreement”);

WHEREAS, Paramount assigned its interest in the 2011 Agreement to the Company, a subsidiary of Alon USA Energy, Inc. (“Alon Energy”), pursuant to an Assignment of Amended and Restated Employment Agreement, effective May 7, 2015 (the “Current Agreement”);

WHEREAS, Moret is currently employed with the Company in accordance with the Current Agreement;

WHEREAS, effective as of July 1, 2017, Delek has indirectly acquired the Company as a result of a merger between Alon Energy and Delek; and

WHEREAS, the Company, Moret and Delek desire to amend the Current Agreement while protecting the rights of Moret with respect to any and all benefits Moret is entitled to receive with respect to the proposed termination of his employment without Cause as a result of the merger between the Alon Energy and Delek.

NOW, THEREFORE, in consideration of the premises and of the representations, promises and obligations herein contained, the parties hereto agree as follows:

1.This Amendment is effective upon the effectiveness of the merger of Alon Energy and Delek. The Current Agreement shall remain in full force and effect except for the modifications contained in this Amendment.

2.    Section 1(a) of the Current Agreement is hereby amended and restated in its entirety as follows:
(a)    Employment Term. Subject to the provisions of Section 8 of this Agreement, Executive’s employment hereunder shall be for a term commencing on July 1, 2017 and ending on January 2, 2018, or such subsequent ending date as the parties may mutually agree. In the event that there is no agreement among the parties to extend the term of the Current Agreement beyond January 2, 2018, the term of this Agreement shall expire and Executive’s employment will cease on January 2, 2018.

3.    Section 2(a) of the Current Agreement is hereby amended and restated in its entirety as follows:
(a) While employed hereunder, Executive shall serve as an Executive Vice President of Delek Logistics Partners LP, a subsidiary of Delek (“DKL”). However, nothing contained herein shall in any way restrict the ability of the Company or Delek to assign Executive, with his consent, to other positions of equivalent status within the Company or DKL. In such positions, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the “Board”). If requested, the Executive shall also serve as a member of the Board without additional compensation. Also if requested, the Executive shall also serve as an officer and/or a member of the boards of any affiliates of the Company, including the general partner of DKL. The Executive’s primary workplace shall be Dallas, Texas.

4.    Section 3 of the Current Agreement is hereby amended and restated in its entirety as follows:
3 Base Salary. While employed hereunder, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of no less than $376,100, payable in regular installments in accordance with the Company’s usual payment practices. Executive may receive such increases in the Executive’s Base Salary, if any, as may be determined from time to time in the sole discretion of the Board, and any such increased Base Salary shall be deemed to be Executive’s “Base Salary” for the purposes of this Agreement.

5.    Section 4(b) of the Current Agreement is hereby amended and restated in its entirety as follows:
4(b) Annual Bonus. With respect to each calendar year while employed hereunder, Executive shall be eligible to earn an annual bonus award pursuant to Delek’s Annual Incentive Plan. The Executive’s annual bonus award shall be no less (on a percentage of annual salary basis) than any other similarly situated officer of Delek.

6.    Section 6 of the Current Agreement is hereby amended by adding Sections 6(d) and 6(e) as follows:
6 (d) The Company shall reimburse Executive for the cost of professional preparation of his income tax returns up to the level, and in the same manner, that Delek reimburses its most senior officers for any year in which the Executive is employed by the Company.
6 (e) While the Executive maintains his primary residence in Texas, the Company shall reimburse Executive for all expenses associated with travel to, from, and within Tennessee, including temporary housing, meals, auto expenses and other associated expenses, as needed, as ordinary business expenses per the terms and conditions outlined in Delek’s travel policy.

7.    Section 8 (b) (ii) (E) of the Current Agreement is hereby amended and reinstated in its entirety as follows:
(E) a lump sum benefit equal to five years of Base Salary and paid to the Executive or Executive’s estate within 30 days of Executive’s termination of employment; and

8.    Section 8 (c) (iii) (B) of the Current Agreement is hereby amended and reinstated in its entirety as follows:
(B) any annual bonus earned, but unpaid as of the date of termination, for any previously completed calendar year; (Note: This bonus shall not be less, calculated on a percentage of annual salary basis, than the percentage paid to any other similarly situated officer of Delek, and paid when such bonus would have otherwise been paid had Executive’s employment not terminated. The annual bonus is considered earned for a calendar year if the Executive is employed by the Company on the last day of the calendar year.)

9.    The Company agrees that Moret has earned the benefits under Section 8(c)(iii) of the Current Agreement (the “Benefits”) since Moret would have been terminated without Cause as a result of the merger between the Alon Energy and Delek. The Company specifically agrees that, notwithstanding any language to the contrary in the Current Agreement or this Amendment, the continued employment of Moret pursuant to this Current Agreement, as amended by this Amendment, will not affect his rights to receive the Benefits following the cessation of his employment with the Company for any reason including Executive’s death or Disability, termination by the Company for Cause or other than for Cause, or Executive’s resignation with or without Good Reason. The Benefits will be paid to Moret (i) within 30 days of January 2, 2018, or (ii) if Moret is terminated for any reason prior to January 2, 2018 (the “Termination Date”), within 30 days of the Termination Date. (Note, there may be certain “Benefits” as set forth in this Agreement that require calculation at a later date and will be paid to Moret after 30 days of termination in the normal course of business. This list include items such as the annual bonus award, medical insurance reimbursements, etc.).

10.    In the event that Moret is terminated by the Company for any reason at any time, or terminates his employment after January 1, 2018, Moret will also receive a pro-rata portion of the annual bonus award that Moret would have received for that calendar year based upon the percentage of the calendar year that shall have elapsed through the Termination Date. This annual bonus award shall not be less, calculated on a percentage of annual salary basis, than the percentage paid to any similarly situated officer of Delek, and paid to the Executive when such bonus would have otherwise been paid had Executive’s employment not terminated. This payment shall not be made if Executive terminates his own employment prior to January 1, 2018.

IN WITNESS WHEREOF, the parties have each executed this Agreement as of July 1, 2017.

Alon USA GP, LLC

By:    /s/ Jared Serff
Name: Jared Serff
Title: EVP Human Resources

/s/ Alan P. Moret
Alan P. Moret

DELEK US HOLDINGS, INC.
By:     /s/ Jared Serff
Name: Jared Serff
Title: EVP Human Resources